Exhibit 3

                                 OTPPB SCP INC.
                               (the "Corporation")


                              Directors' Resolution


WHEREAS the Corporation wishes to amend a delegation to the President & Chief Executive Officer of the Ontario Teachers' Pension Plan Board (the "Board"):


BE IT RESOLVED THAT:

(a) the President & Chief Executive Officer of the Board (or such individuals as he may from time to time delegate) be authorized on behalf of the Corporation from time to time to sign or authorize any person or persons to sign and seal such documents on behalf of the Corporation as he or his delegate may in his discretion consider necessary or desirable, all pursuant to s.2.13.2 of the Code of By-laws enacted by the Board on June 23, 1990;

(b) all instruments, agreements and documents signed (under the corporate seal or otherwise) as provided in this resolution and delivered by any person, shall be valid and binding on the Corporation; and

(c) paragraphs (b) and (c) of the resolution of the Corporation dated April 24, 2002 be superceded by this resolution with effect from the date hereof.



The foregoing resolution is hereby signed by all the directors of the Corporation pursuant to the Business Corporations Act this 21st day of April, 2003.


/s/ Robert Bertram                         /s/ Brian Gibson
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Robert Bertram                             Brian Gibson


/s/ Roger Barton
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Roger Barton